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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*

                             SUPERMERCADOS UNIMARC S.A.
                            ____________________________
                                (Name of Issuer)


                                     ADRs
                           _________________________
                         (Title of Class of Securities)

                                   868453101
                          __________________________
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP No. 868453101

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               BEA ASSOCIATES
               13-3580284

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                              (b) [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                        5.     SOLE VOTING POWER      500,240

NUMBER OF               6.     SHARED VOTING POWER    0
SHARES
BENEFICIALLY
OWNED BY
EACH                    7.     SOLE DISPOSITIVE POWER    500,240
REPORTING
PERSON                  8.     SHARED DISPOSITIVE POWER  0
WITH


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         500,240

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                   N/A

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  12.43%

12.      TYPE OF REPORTING PERSON*

                  Investment Advisor


                                *SEE INSTRUCTION



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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Amendment No.1:

Item 1 (a)        Name of issuer:

                       SUPERMERCADOS UNIMARC S.A.

Item 1 (b)        Address of issuer's principal executive offices:

                       AVENIDA PRESIDENTE EDUARDO FREI
                       MANTALRA 1380
                       SANTIAGO, CHILE

Item 2 (a)        Name of person filing:

                        BEA ASSOCIATES

Item 2 (b)        Address of principal business office:

                        153 EAST 53RD STREET
                        NEW YORK, NEW YORK 10022

Item 2 (c)        Citizenship:      United States

Item 2 (d)        Title of class of securities:    ADRs

Item 2 (e)        Cusip No.:   868453101

Item 3            Type of Person: Investment Advisor

Item 4 (a)        Amount beneficially owned:  500,240

Item 4 (b)        Percent of class:  12.43%

Item 4 (c)         (i)    sole power to vote:      500,240
                   (ii)   shared power to vote:    0
                   (iii)  sole power to dispose:   500,240
                   (iv)   shared power to dispose: 0

Item 5   Ownership of 5 percent or less of a class:   Not Applicable

Item 6   Ownership of more than 5 percent on behalf of another
         person:    Not Applicable





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Item 7   Identification and classification of subsidiary:    Not Applicable



Item 8 Identification and classification of members of the group: Not Applicable

Item 9   Notice of dissolution of the group:    Not Applicable

Item 10  Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                     FEBRUARY 9, 1998
                                     --------------------------------
                                     Date

                                     /s/ HAL LIEBES
                                     --------------------------------
                                     HAL LIEBES
                                     SVP/GENERAL COUNSEL